Exhibit 99.2

NEWS RELEASE

FOR IMMEDIATE RELEASE

Ultra Petroleum Corp. Signs Restructuring Support Agreement for Comprehensive Balance Sheet Restructuring, Launches Solicitation for Prepackaged Plan of Reorganization, Voluntarily Files for Chapter 11 to Implement an Agreement in Principle with Certain Lenders and Noteholders and Pursue Consensual Financial Restructuring

to Right-Size Long-Term Capital Structure

Englewood, Colorado May 14, 2020 – Ultra Petroleum Corp. (“Ultra” or the “Company”) (OTCQX: UPLC) has agreed to the terms of a comprehensive balance-sheet restructuring with key creditor constituencies, more specifically including holders of 100% of the loans under its first lien RBL credit facility, 85% of the loans under its first lien term loan, and 67% of its second lien notes (collectively, the “Supporting Creditors”). To implement the transactions, Ultra has commenced solicitation of votes to accept a prepackaged plan of reorganization and has voluntarily filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the “Bankruptcy Court”).

The Company has secured a commitment for financing of up to $25 million from certain holders of the Company’s first lien term loan, which combined with cash on hand and its normal operating cash flow, is expected to allow Ultra to maintain normal operations and meet ongoing financial commitments throughout the Chapter 11 restructuring period. Additionally, all of the Company’s existing lenders under its first lien RBL credit facility have executed commitment letters to provide exit financing in the form of a revolving credit facility with an initial borrowing base of $100 million and total commitments of $60 million.

Through the Chapter 11 restructuring, the Company will eliminate approximately $2.0 billion in debt from its balance sheet, substantially deleverage its capital structure and strategically position the Company for long-term success. Ultra aims to complete an efficient Chapter 11 bankruptcy with a goal of finalizing within the next three months. The Company has also filed various “first day” motions with the Bankruptcy Court in support of its financial restructuring plan. Approval of these motions is expected and will allow the Company to continue to, among other things, pay employee wages and provide benefits without interruption in the ordinary course of business. The Company also expects to pay suppliers and vendors in full under normal terms for goods and services and will continue making royalty and working interest payments when due.

Brad Johnson, Chief Executive Officer of Ultra commented, “After several months of liability management efforts and careful consideration of how best to navigate a challenging low commodity price environment and our debt levels, Ultra’s Board of Directors determined that a voluntarily filling for Chapter 11 reorganization provides the best outcome for the entity. This financial restructuring will result in an enterprise with very little debt, good liquidity, and significant free cash flow that is underpinned by a large-scale, low-cost base of natural gas and condensate production.”

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Mr. Johnson continued, “I want to thank all of our employees for their commitment to Ultra and their continued focus and tenacity demonstrated during the COVID-19 pandemic. The Company has continued to stay focused during this period delivering production results of 554 MMcfe/d in the first quarter and continuing its focus on delivering strong operating margins.”

Centerview Partners LLC is acting as financial advisor for the Company, Kirkland & Ellis is acting as legal advisor, and FTI Consulting is acting as restructuring advisor.

Evercore Group, L.L.C. is acting as financial advisor for the consenting term lenders and Stroock & Stroock & Lavan LLP is acting as legal advisor for the consenting term lenders.

Additional information is available on the Company’s website at www.ultrapetroleum.com. In addition, court filings and other documents related to the reorganization proceedings are available on a separate website administered by the Company’s claims agent at http://cases.primeclerk.com/ultrapetroleum or by calling 1-877-606-3608.

About Ultra Petroleum

Ultra Petroleum Corp. is an independent energy company engaged in domestic natural gas and oil exploration, development, and production. The Company is listed on OTCQX and trades under the ticker symbol “UPLC”.

Additional information on the Company is available at www.ultrapetroleum.com. In addition, our filings with the Securities and Exchange Commission (“SEC”) are available by written request to Ultra Petroleum Corp. at 116 Inverness Drive East, Suite 400, Englewood, CO 80112 (Attention: Investor Relations) or on our website (www.ultrapetroleum.com) or from the SEC on their website at www.sec.gov or by telephone request at 1-800-SEC-0330.

This news release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statement, including any opinions, forecasts, projections, or other statements, other than statements of historical fact, are or may be forward-looking statements. Although the Company believes the expectations reflected in any forward-looking statements herein are reasonable, we can give no assurance that such expectations will prove to have been correct and actual results may differ materially from those projected or reflected in such statements. There are numerous uncertainties inherent in estimating proved reserves, including projecting future rates of production and timing of development. In addition, certain risks and uncertainties inherent in our business as well as risks and uncertainties related to our operational and financial results are set forth in our filings with the SEC, particularly in the section entitled “Risk Factors” included in our Annual Report on Form 10-K for the most recent fiscal year, our most recent Quarterly Reports on Form 10-Q, and from time to time in other filings made by the Company with the SEC. Some additional risks and uncertainties include, but are not limited to, our ability to emerge from Chapter 11 on the expected timeline, to satisfy the various milestones and perform the covenants set forth in the Restructuring Support Agreement between the Company and the Supporting Creditors, increased competition, the extreme volatility and negative pressure that oil and natural gas commodity prices have experienced recently that is attributable to decreased demand resulting from COVID-19 pandemic and the actions of OPEC and other oil exporting nations, the timing and extent of changes in prices for oil and gas, particularly in the areas where we own properties, conduct operations, and market our production, as well as the timing and extent of our success in discovering, developing,

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producing and estimating oil and gas reserves, our ability to successfully monetize the properties we are marketing, weather and government regulation, and the availability of oil field services, personnel and equipment. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. All forward-looking statements in this news release are qualified in their entirety by these cautionary statements. Except as required by law, the Company undertakes no obligation and does not intend to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

For further information contact:

Investor Relations

303-708-9740, ext. 9898

Email: IR@ultrapetroleum.com

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